                                                                    EXHIBIT 11

                     FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                       Computation of Income Per Common Share

Income per common share was computed by dividing income by the weighted average number of common and common equivalent shares outstanding during each year.  The treasury stock method was applied to those stock options that would have a dilutive effect on income per share.  The average market price of the Registrant's stock was used in determining income per common share, while the year-end market price (if greater than the average market price) was used in determining income per common share - assuming full dilution.

The weighted average number of common and common equivalent shares used in these computations were:


       Income Per Common Share                   1994        1993        1992
(in thousands except per share data)
Weighted average shares outstanding             45,458      45,738      45,544
Effect of dilutive options                         499         555         584

    Total                                       45,957      46,293      46,128

Income:
  Income before cumulative effects
    of accounting changes                      $46,770     $39,780     $34,430
  Cumulative effects of accounting changes                                  30

Net income                                     $46,770     $39,780     $34,460

Net income per share                           $  1.02     $   .86     $   .75


       Assuming Full Dilution
(in thousands except per share data)

Weighted average shares outstanding             45,458      45,738      45,544
Effect of dilutive options                         515         555         584

    Total                                       45,973      46,293      46,128

Income:
  Income before cumulative effects
    of accounting changes                      $46,770     $39,780     $34,430
  Cumulative effects of accounting changes                                  30

Net income                                     $46,770     $39,780     $34,460

Net income per share                           $  1.02     $   .86     $   .75